Exhibit 99.1

Riot Blockchain Receives 1,000 S19 Pro Antminers from Bitmain

First Tranche of Additional S19 Pro Miners Expected to Increase Hash Rate by 45% to 357 PH/s

CASTLE ROCK, CO. / PRNewswire / July 16, 2020 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), has received 1,000 S19 Pro miners, the first of three orders cumulatively totaling 3,040, S19 and S19 Pro Antminers from BitmainTech PTE. LTD. (“Bitmain”), at Coinmint’s Massena, New York facility. Deployment of these 1,000 new S19 Pro generation miners has commenced and is expected to be completed by Friday, July 17, 2020.

Riot recently relocated its mining operations to Massena, New York for a number of benefits, the largest of which was to take advantage of the extremely competitive electricity costs in the New York ISO market. Once the 1,000 S19 Pro miners are installed and fully operational, Riot’s active mining portfolio will consist of 4,000 S17 Pros and 1,000 S19 Pros. As a result, the Company’s aggregate hashing power capacity will increase by 45% from current levels to approximately 357 PH/s and consume 12.8 megawatts of power. This level of energy efficiency is the result of Riot’s continued efforts to build its operations with the highest performance mining hardware on the market.

Once all 3,040 Bitmain S19 Pro and S19 miners are received and deployed, Riot estimates that the aggregate hashing power capacity of its then fleet of 7,040 next generation miners (4,000 S17 Pro, 2,000 S19 Pro and 1,040 S19 miners) will be approximately 566 PH/s, representing a 129% increase over the Company’s current hash rate capacity. Riot expects the additional S19 miners to be shipped, 1,040 in July and 1,000 in September / October.

"The initial phase of the Riot Blockchain transformation is now complete,” said Remo Mancini, Chairman of Riot Blockchain. “We have embarked on a systematic risk mitigation effort to benefit all shareholders. We have overseen the termination of the SEC investigation and have improved the Company's financial profile by eliminating all long-term debt, adding significant positive working capital, and reducing our operating overhead by relocating to a lower-cost facility.”

“We have also streamlined our operational capabilities by reorganizing our management team, closing RiotX and focusing on the production of bitcoin, of which the Company now has over 1,000 in inventory. We have completely upgraded the Company's mining fleet and are on-track to achieving a hash rate capacity of approximately 566 PH/s by Q4 of 2020, utilizing highly power efficient mining hardware. We are now well-positioned to embark on the second phase of Riot Blockchain's transformation."

In the current phase of Riot Blockchain's transformation, Riot plans to continue increasing its aggregate hash rate capacity and exceeding 1 exahash per second (“Eh/s”) in early 2021, continue to assess its ongoing human resources requirements and manage expenses. In addition, supported by its Board of Directors and Advisory Board, the Company will also continue to work with XMS Capital in evaluating opportunities to further increase shareholder value.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility was recently relocated to upstate New York, under a colocation agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: RIOT@gatewayir.com